Exhibit 99.1

  ELECTROGLAS ANNOUNCES ELECTION OF DR. FUSEN E. CHEN TO ITS BOARD OF DIRECTORS

    SAN JOSE, Calif., Jan. 31 /PRNewswire-FirstCall/ -- Electroglas, Inc. (Nasdaq: EGLS), a leading supplier of wafer probers and prober-based test handling solutions for the semiconductor industry, today announced that Fusen
E. Chen, Ph. D. has been elected by the Board of Directors of Electroglas and has accepted the company's invitation to join its board of directors. Dr. Chen brings to the Electroglas board over 20 years of experience in the semiconductor industry.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050915/SFTH008LOGO )
    "We are very pleased to add Dr. Chen to the company's board of directors," said Keith Barnes, Chairman and CEO of Electroglas. "We believe Electroglas will benefit tremendously from his extensive technical knowledge and his vast experience in the Asian semiconductor market.

    Dr. Chen is currently Executive Vice President and Chief Technology Officer for Novellus, Inc. where he is responsible for setting the company's technology strategy and direction. He is also the company's primary executive interface with customers in Asia. Dr. Chen joined Novellus in 2004 as senior vice president of Asia-Pacific Operations. Prior to joining Novellus, Dr. Chen spent ten years at Applied Materials, most recently as the group vice president and general manager for the company's Copper Physical Vapor Deposition (PVD) and Interconnect Product Business Group.

    About Electroglas
    Electroglas is a leading supplier of innovative wafer probers, prober- based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

SOURCE  Electroglas, Inc.
    -0-                             01/31/2006
    /CONTACT: Candi Lattyak, Investor Relations of Electroglas, Inc., +1-408-528-3801, or clattyak@electroglas.com/
    /Photo:   http://www.newscom.com/cgi-bin/prnh/20050915/SFTH008LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.electroglas.com /
    (EGLS)